Exhibit 10.3
COWORKING SPACE DESIGN AGREEMENT
SUMMARY OF BASIC INFORMATION

TERMS OF AGREEMENT	DESCRIPTION
1.Owner:	_________________________________ Address for Owner Notices: 1245 Brickyard Rd., Suite 250 Salt Lake City, UT 84106
2.Provider:	APT Cowork, LLC, a Delaware limited liability company Address for Provider Notices: 1245 Brickyard Rd., Suite 160 Salt Lake City, UT 84106
3.Delivery:	Owner shall permit the Provider to enter the Space within two (2) business days following the Effective Date (the “Delivery Date”).
4.Design & Project Management Fee:	$60,000, to be paid by Owner to Provider as follows: 10% of the fee is to have been paid within five (5) business days of the complete execution of the letter of intent by the parties, as a deposit; 40% of the fee shall be paid within five (5) business days of the Effective Date; and the remaining 50% shall be due within fifteen (15) days after Provider delivers Owner written notice that installation of the Coworking Improvements according to the Coworking Plans has been substantially completed.

Coworking Space Services Agreement
This Coworking Space Services Agreement, including the Summary of Basic Information and all exhibits hereto (the “Agreement”) is made by and between APT Cowork, LLC, a Delaware limited liability company (“Provider”) and the undersigned owner (“Owner”) of the “Space”, located in the “Building” and “Complex”, each as such terms are defined in the attached Exhibit A. The Agreement shall be effective as of the date the Agreement is last executed by Owner and Provider, respectively (the “Effective Date”).
1.    COWORKING IMPROVEMENTS.
1.1    Design and Project Management Fee. In exchange for Owner’s payment to Provider of the Design & Project Management Fee as outlined in Section 4 of the Summary of Basic Information, Provider agrees to complete the “Coworking Improvements” as set forth in, and in accordance with, the Coworking Plans (as each of such terms are defined and described in Section 1.2).
1.2    Plans for Coworking Improvements.    If the Exhibit A descriptions and renderings of the existing Space, Building and Complex are not attached as Exhibit A on the Effective Date, Provider may produce and attach such descriptions and renderings and Owner shall reimburse Provider for the cost of the same. After the Effective Date and upon receipt of 50% of the Design & Project Management Fee, Provider will prepare (or cause to be prepared) detailed plans and specifications for implementing the Coworking Improvements (the “Coworking Plans”). The Coworking Plans shall be subject to Owner’s reasonable approval, which shall not be unreasonably withheld, conditioned, or delayed. In the event that Owner fails to comment on the Coworking Plans within ten (10) days from the date of Provider’s submission (or resubmission) of the same to Owner, the Coworking Plans shall be deemed approved. Once the Coworking Plans are approved, any adjustments thereto shall be mutually agreed upon by Owner and Provider in writing. Provider may require a reasonable increase to the Design & Project Management Fee as a condition to agreeing to any material increase in the scope of work specified in the resulting Coworking Plans.
1.3    Utilities, & Permits. Unless (and only to the extent) designated in the Coworking Plans as the Provider’s responsibility, Owner shall be responsible for providing at Owner’s cost, all equipment, fixtures, and improvements which are reasonably necessary to equip the Space for coworking use in accordance with the Coworking Plans, specifically including but not limited to providing adequate access to, and capacity for, all necessary utilities including high speed internet on a separate, stand-alone, network. Furthermore, unless specifically stated to the contrary in the Coworking Plans, Owner shall be solely responsible to obtain, at Owner’s expense, any and all permits required for coworking use or any alteration of the Space contemplated by the Coworking Plans, including but not limited to all costs associated with obtaining an occupancy permit, building permits, and all other or similar expenses, fees, or any fines or assessments levied or imposed as a result of Owner not obtaining such permits. In the event that Owner or Provider (as the case may be), after diligent effort through such administrative processes, as are reasonably and normally required, is unable to obtain the permits required in order to construct the Coworking Improvements or operate the coworking business, then either party shall have the right to terminate this Agreement and declare the same null and void and of no further force and effect and without further liability to either party arising thereafter.
2.    INSURANCE.
2.1    Indemnification and Waiver. Provider shall indemnify, defend, protect, and hold harmless Owner, its agents, employees, and contractors (collectively “Owner Parties”) from any and all third party claims for loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (collectively “Losses”) incurred in connection with or arising from any acts, omissions or negligence of Provider, its agents, employees, or contractors (collectively, the “Provider Parties”), in, on, or about the Complex, provided that the terms of the foregoing indemnity shall not apply to the extent such Losses are attributable to the negligence act of omissions of the Owner Parties. Likewise, Owner shall indemnify, defend, protect, and hold harmless Provider Parties from any and all third party claims for Losses incurred in connection with or arising from any acts, omissions or negligence of Owner Parties, provided that the terms of the foregoing indemnity shall not apply to the extent such losses are attributable to the negligent act or omissions of the Provider Parties. The provisions of this Section 2.1 shall survive the expiration or sooner termination of this Agreement with respect to any claims or liability occurring prior to such expiration or termination.
2.2    Provider's Insurance. Provider shall maintain at Provider’s cost and expense, Commercial/Comprehensive General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Provider's operations, and contractual liabilities (covering the performance by Provider of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Agreement and the performance by Provider of the indemnity agreements set forth in Section 2.1 of this Agreement, for limits of liability not less than One Million Dollars ($1,000,000.00) for each occurrence and Two Million Dollars ($2,000,000.00) annual aggregate. Provider’s policy of insurance shall be primary as to all claims arising directly from Provider’s operations, and provide that any insurance carried by Owner is excess and is non-contributing with any insurance requirement of Provider.
2.3    Owner’s Insurance. Owner shall maintain at Owner’s cost and expense, Commercial/Comprehensive General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Owner’s operations, and contractual liabilities (covering the performance by Owner of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Agreement and the performance by Owner of the indemnity agreements set forth in Section 2.1 of this Agreement, for limits of liability not less than One Million Dollars ($1,000,000.00) for each occurrence and Two Million Dollars ($2,000,000.00) annual aggregate. Owner’s policy of insurance shall be primary as to all claims arising directly from Owner’s operations and provide that any insurance carried by Provider is excess and is non-contributing with any insurance requirement of Owner.
2.4    Form of Policies. Each policy of insurance shall (i) name Owner, Provider, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by the insured under this Agreement, including, but not limited to, an insured’s obligations under Section 2.1 of this Agreement; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best's Insurance Guide or which is otherwise acceptable to Owner and licensed to do business in the state in which the Space is located; (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Owner and any mortgagee (except that only ten (10) days’ notice shall be required for any termination due to failure to pay premiums). Provider shall deliver said policy or policies or certificates thereof to the other party on or before the Delivery Date and at least thirty (30) days before the expiration dates thereof.
2.5    Subrogation. Owner and Provider agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Owner or Provider, as the case may be, so long as the insurance carried by Owner and Provider, respectively, is not invalidated thereby. Notwithstanding anything to the contrary contained in this Agreement, Owner and Provider hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under the policies to be maintained in accordance with this Agreement.

3.    ASSIGNMENT. Owner and Provider hereby agree that Provider shall not assign, or otherwise transfer, this Agreement or any interest hereunder, to permit any assignment or other such foregoing transfer of this Agreement or any interest hereunder by operation of law, without the advance written consent of Owner. Notwithstanding anything to the contrary contained in this Section 3 or the Agreement, Provider may transfer this Agreement without Owner’s consent to (i) any corporation, limited liability company, partnership or other business entity that controls, is controlled by, or is under common control with Provider (specifically including, but not limited to an internal corporate reorganization of Provider constituting a mere change in its entity form, such as converting to a corporation); (ii) any corporation, limited liability company, partnership or other business entity resulting from the merger or consolidation with Provider; (iii) any entity that acquires substantially all of Provider's assets; (iv) a transfer of ownership or control in Provider; or (v) any issuance or subsequent transfer of voting stock to the public through a listing on a “national securities exchange” as defined in the Securities Exchange Act of 1934 (each of (i) through (v) is individually referred to herein as a “Permitted Transfer” to a “Permitted Transferee”). Any Permitted Transferee shall expressly assume in writing the obligations of Provider hereunder. Provider shall provide to Owner a fully executed copy of the transfer of this Agreement within thirty (30) days of such transfer, together with such other information as Owner shall reasonably require to confirm that the transfer in fact qualifies as a Permitted Transfer.
4.    NOTICES. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail or a regionally or nationally recognized overnight courier service, postage prepaid, return receipt requested, or delivered personally (i) to Provider at the appropriate address set forth in Section 2 of the Summary, or to such other place as Provider may from time to time designate in a Notice to Owner; or (ii) to Owner at the addresses set forth in Section 1 of the Summary, or to such other firm or to such other place as Owner may from time to time designate in a Notice to Provider. Any Notice will be deemed given on the date it is mailed as provided in this Section 4 or upon the date personal delivery is made.
5.    DEFAULTS; REMEDIES
5.1    Events of Default. The occurrence of any of the following shall constitute a “Default” of this Agreement by either party:
5.1.1    Any failure by either party to observe or perform any other provision, covenant, or condition of this Agreement to be observed or performed by such party within twenty (20) days of written notice from the non-defaulting party, provided that if the nature of the default claimed by the non-defaulting party is such that it cannot be reasonably cured within such twenty (20) day period, no Default shall be deemed to have occurred so long as the defaulting party commences to cure the alleged default within such twenty (20) day period, and thereafter diligently pursues the same to completion.
5.2    Remedies Upon Default. In addition to all rights and remedies to which a party may be entitled at law or in equity, in the event of Default, such non-defaulting party shall have the right, upon notice to the other party, to immediately terminate this Agreement.
5.3    Waiver of Default. No waiver by Owner or Provider of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained.
6.    FORCE MAJEURE. Notwithstanding anything to the contrary contained in this Agreement, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, epidemic, pandemic, disease, quarantine, or any other causes beyond the reasonable control of the party obligated to perform (collectively, “Force Majeure”), shall excuse the performance of such party for a period equal to any such Force Majeure and, therefore, if this Agreement specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. In no event shall financial inability be considered to be an event of Force Majeure.

7.    LIMITATIONS ON LIABILITY. Notwithstanding any contrary provision herein, neither Owner nor Provider shall be liable for any special, consequential, or punitive damages.
8.    SIGNS. Any signs, notices, logos, pictures, names, or advertisements (“Signage”) to be installed at the Space or anywhere at the Complex shall be subject to Owner's prior approval, which such approval will not be unreasonably withheld. Prior to the installation of any exterior signs, Provider will submit to Owner a proof for Owner’s review. Provider is responsible for obtaining all required municipal approvals and permits for sign installation.
9.    COMPLIANCE WITH LAW. Neither Provider nor Owner shall do anything or suffer anything to be done in or about the Space which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Owner shall promptly comply with all governmental regulations (including the making of any alterations to the Space required by applicable laws) with regards to accessibility and safety, including but not limited to the Americans with Disabilities Act. Should any standard or regulation now or hereafter be imposed on Owner or Provider by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Owner agrees, at its sole cost and expense, to comply promptly with such standards or regulations.
10.    LATE CHARGES. If any sum due from Provider or Owner hereunder shall not be received by the party to whom it is due or such party’s designee within fifteen (15) days after said amount is due, then the party charged with such payment shall pay to the other party a late charge equal to three percent (3%) of the amount due plus any reasonably attorneys’ fees and costs incurred by reason of such party’s failure to pay charges when due hereunder. The late charge shall be in addition to all of a party’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting remedies in any manner. In addition to the late charge described above, any amounts owing hereunder which are not paid within fifteen (15) days after the date they are due shall thereafter bear interest until paid at a rate equal to twelve percent (12%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.
11.    MISCELLANEOUS PROVISIONS
11.1    Transfer of Owner’s Interest. Provider acknowledges that Owner has the right to transfer all or any portion of its interest in the Building and in this Agreement, and Provider agrees that in the event of any such transfer, so long as the transferee assumes all of Owner’s obligations under this Agreement, Owner shall automatically be released from all liability under this Agreement and Provider agrees to look solely to such transferee for the performance of Owner’s obligations hereunder after the date of transfer. The liability of any transferee of Owner shall be limited to the interest of such transferee in the Complex and such transferee shall be without personal liability under this Agreement, and Provider hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Provider. Provider further acknowledges that Owner may assign its interest in this Agreement to a mortgage lender as additional security and agrees that such an assignment shall not release Owner from its obligations hereunder and that Provider shall continue to look to Owner for the performance of its obligations hereunder. In the event that either: (i) title to the Space is transferred pursuant to an arms-length sale of the Building or Complex by Owner to a third party; (ii) a mortgage lender forecloses on the Owner’s interest or receives a deed to Owner’s interest in lieu of such foreclosure; or (iii) Owner reasonably determines that this Agreement violates any material covenants to Owner’s mortgage lender and Provider declines to modify the terms of the Agreement in order to remedy such violation within ten (10) days of Owner’s request, then Owner shall have the option to terminate this Agreement upon thirty (30) day advance written notice to Provider, and the terms of the Agreement shall continue to be enforceable with respect to any events occurring prior to the effective date of such termination.

11.2    Confidentiality. Each party shall retain in confidence the terms of this Agreement and all non-public information and know-how of the other party disclosed to such party (the “Receiving Party”) in connection with this Agreement and the coworking services, which is either designated as confidential or proprietary, or which should reasonably be considered confidential or proprietary given the nature of the circumstance of disclosure, including but not limited to, non-public pricing and cost information, business plans and practices, sales information, business opportunities, applications, interfaces, affiliate lists, strategies, software, technologies, forecasts, intellectual property, designs, research, development, know-how, personnel, supplier information, customer lists, and databases (“Confidential Information”). Each party may disclose the Confidential Information of the other party only to those of its affiliates, legal and financial advisors, employees and contractors who have a need to know such information for purposes contemplated by this Agreement and who are legally bound (by agreement or operation of law) by an obligation to maintain the confidential nature of such information at least as protective as the terms of this Agreement. Each party further agrees to hold, and to cause its employees and contractors to hold, all such Confidential Information of the other party in strict confidence, and to protect the Confidential Information of the other party from unauthorized disclosure using precautions at least as protective as those taken to protect its own confidential information of a similar nature but in no case less than reasonable precautions. Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) was known by the Receiving Party prior to disclosure thereof by the other party; (ii) becomes generally known to the public through no fault of the Receiving Party and not in violation of this Agreement; (iii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; or (iv) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Each party may also disclose Confidential Information as compelled to do so by court order, subpoena, or similar instrument legally compelling disclosure or as otherwise required by applicable law, provided that the party being compelled to make the disclosure shall (to the extent legally permitted) provide prompt written notice of such required disclosure to the other party and allow such other party the opportunity to seek a protective order. Notwithstanding the foregoing, each of Owner Provider may share the Agreement with its professional advisors, lenders, investors, and prospective assignees who agree to maintain the confidentiality thereof. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this Section 11.2, and a party shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent any breach or continued breach of this Section by the other party.
11.3    Time of Essence. Time is of the essence with respect to all covenants, terms, conditions, and provisions of this Agreement and all times specified herein shall be strictly enforced, unless waived by Owner.
11.4    Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

11.5    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Agreement and this Agreement supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Owner to Provider with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Agreement. This Agreement contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Space, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Agreement can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Agreement. Notwithstanding the foregoing, Owner agrees to join with Provider in amending this Agreement, as required by any Provider lender, or in order to comply with any applicable real estate investment trust rules and regulations, so long as the effect of the required amendment will not have a material and adverse impact on the rights of Owner pursuant to this Agreement.

11.6    Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

11.7    Governing Law. The laws of the State in which the Space is located shall govern the validity, construction, and enforcement of this Agreement. All parties to this Agreement waive the right to a jury in any action, claim, proceeding, counterclaim, or affirmative defenses brought by any of them against any other party related to any matters whatsoever arising under this Agreement, or their relationship as Owner and Provider. The provisions of this Agreement shall be construed, in all respects in accordance with the general tenor of such provisions, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Agreement shall be conclusively deemed to be the joint product of both parties and their counsel. This section shall survive the expiration of termination of the Agreement.

11.8    Representations or Warranties. Each of Provider and Owner hereby represent and warrant to the other that such party is duly organized, validly existing and in good standing under the laws of the State where the Space is located, with the requisite power and authority (corporate or otherwise) to carry on its business and to enter into and to perform its obligations under this Agreement. Each person executing this Agreement on behalf of either Provider or Owner hereby represents and warrants that (1) such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, (2) if such party is a corporation or limited liability company, that such corporation or limited liability company has full right and authority to enter into this Agreement and to perform all of its obligations hereunder, and (c) the execution of this Agreement will not violate the terms of any agreements that such party may have with any other parties, including agreements, restrictive covenants, exclusives, and mortgages. Each party hereby warrants that this Agreement is valid and binding upon itself and enforceable against itself in accordance with its terms.

11.9    Electronic Signature. This Agreement may be executed by a party’s signature transmitted by facsimile or by electronic mail in portable document format (“pdf”) or through an electronic signature/online signature service such as “DocuSign”, and copies of this Agreement executed and delivered by means of faxed or pdf signatures or by DocuSign or similar service shall have the same force and effect as copies hereof executed and delivered with original signatures.

[remainder of page left blank to accommodate signatures]

IN WITNESS WHEREOF, Owner and Provider have caused this Agreement to be executed the day and date first below written.

OWNER	PROVIDER
______________________________________ Print Name: ____________________________ Title: _________________________________ Date: _________________________________
APT Cowork, LLC,
a Delaware limited liability company

______________________________________

Print Name: ____________________________

Title: _________________________________

Date: _________________________________

EXHIBIT A
IDENTIFICATION OF THE SPACE, BUILDING, AND COMPLEX

The spaces identified below are located at:
NAME
ADDRESS
ADDRESS